Exhibit 23.2 – Consent of GBH CPAs, PC, Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors:

Gulf Western Petroleum Corporation
Houston, Texas

We consent to the inclusion and incorporation by reference in the Prospectus constituting part of the Registration Statement on Form SB2 of our report dated November 28, 2007, relating to the consolidated financial statements of Gulf Western Petroleum Corporation as of August 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended August 31, 2007, and the period from inception (January 20, 2005) to August 31, 2007. We also consent to the reference to our firm under the heading "Experts" appearing herein.

 / s / GBH CPAs, PC
GBH CPAs, PC

www.gbhcpas.com
Houston, Texas

December 5, 2007